Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Fourth Quarter and Full Year 2012 Results

Company Reports Year-over-Year Improvement in Revenue and Net Income

BELLEVUE, WA – February 21, 2013 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected systems, today announced financial results for the fourth quarter and full year ended December 31, 2012. Total revenue for the quarter was $25.9 million, up 11% year-over-year, while total revenue for the year was $101.4 million, up 5%. Net income for the quarter was $696,000, or $0.06 per share, compared to a net loss of $502,000, or $0.05 per share, in the prior year. The prior year was negatively affected by a $518,000, or $0.05 per share, impairment charge related to the Company’s previously acquired TestQuest technology offset by $317,000, or $0.03 per share, in Auction Rate Security-related gains. The Company’s net income for the year was $916,000, or $0.08 per share, compared to a net loss of $463,000, or $0.04 per share, in the prior year. Adjusted EBITDAS for the quarter was $1.1 million, up 229% year-over-year, while Adjusted EBITDAS for the year was $3.1 million, up 22%.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended			Year Ended
	12/31/2012	12/31/2011	Inc/(Dec)*	12/31/2012	12/31/2011	Inc/(Dec)*
Revenue:
Third-party Software	$18,706	$14,444	30%	$71,130	$62,703	13%
Engineering Services	5,661	7,903	-28%	25,554	28,533	-10%
Proprietary Software	1,489	1,037	44%	4,710	5,607	-16%

Total Revenue	25,856	23,384	11%	101,394	96,843	5%

Total Gross Profit	5,025	4,288	17%	19,059	19,449	-2%
Gross Margins:
Third-party Software	16%	16%	0%	16%	15%	7%
Engineering Services	15%	21%	-29%	17%	22%	-23%
Proprietary Software	86%	23%	274%	78%	65%	20%

Total Gross Margin	19%	18%	6%	19%	20%	-5%

Total Operating Expenses	4,414	5,280	16%	17,880	20,500	13%

Net Income (Loss)	$696	$(502)	239%	$916	$(463)	298%

Per Share-Diluted	$0.06	$(0.05)	220%	$0.08	$(0.04)	300%

Adjusted EBITDAS	$1,112	$338	229%	$3,123	$2,563	22%

Cash and Investments EoQ	$20,604	$18,999	8%	$20,604	$18,999	8%

*	Percentage changes calculated as to whether effect is positive or negative on net income.

Notes:

Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

Cash and Investments EoQ includes both short and long-term amounts (long-term at 12/31/12 = $875,000).

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

CEO Commentary

Brian Crowley, chief executive officer for Bsquare, commented on Q4 results and business activity, “Fourth quarter revenue came in at the high end of our expectations, and combined with our previously announced expense reductions, drove solid performance in the quarter. Our primary focus continues to be accelerating revenue growth through our Windows 8 and Windows Phone 8 initiatives, growing our HTML5 product and engineering service revenue, and maintaining revenue from TestQuest and our other products.”

Since its last earnings announcement, the Company made progress on a number of key initiatives, including:

•

Launched a Windows 8 and Windows Phone 8 porting service for Android, iOS and legacy Windows applications and completed several porting projects. The service ports existing applications from various platforms to Windows 8 or Windows Phone 8 quickly and affordably, delivering completed applications for submission for Windows Store and Windows Phone Store certification;

•

Enhanced the management team with the addition of Mike Stipe as Sr. Vice President of Worldwide Sales and Marketing, bringing more than 26 years of sales experience in executive and management positions at both Fortune 500 and entrepreneurial technology companies;

•

Honored by Microsoft as a 2012 Americas Windows Embedded Partner Excellence Award recipient for technical excellence for the Bsquare HTML5 Rendering Engine. The Award recognizes Bsquare for its development of a robust HTML5 and JavaScript environment that allows OEMs developing with the Windows Embedded Compact and Windows Embedded Handheld platforms to deliver rich HTML5-based user experiences, streamline development and future-proof their devices;

•

Announced the availability of a new Bsquare Board Support Package for the Texas Instruments Jacinto 4/DM8148. The new Board Support Package enables streamlined development on these Texas Instruments development platforms, which are ideally suited for human machine interfaces in automotive and industrial applications;

•

Announced the availability of a new Bsquare Board Support Package for Freescale i.MX 6. The new Board Support Package enables streamlined development on the Freescale development platform, which is ideally suited for applications such as human machine interfaces in automotive, healthcare, industrial and in-flight entertainment markets; and

•	Strengthened its corporate governance team with the addition of Andrew Harries to its Board of Directors.

Financial Commentary on Fourth Quarter Results (Y/Y Comparison)

•

The increase in third-party software sales, up $4.3 million, or 30%, was driven primarily by a $5.1 million increase in sales of Windows Embedded and Windows Mobile operating systems which, in turn, was driven by an increase in sales to a North American customer and a customer in Asia as a result of pricing commitment buyouts, and expansion of Windows Embedded sales into Europe;

•	The decrease in engineering services revenue, down $2.2 million, or 28%, was primarily driven by a $1.9 million decline in North American service revenue resulting from the MyFord Touch™ program;

•	The decrease in service margin, down 29% or six percentage points, was driven by a decline in utilization;

•	The increase in proprietary software margin, up 274% or 63 percentage points, was primarily driven by a TestQuest impairment charge of $518,000 that negatively affected the year-ago quarter;

•

The decline in operating expenses, down $866,000, or 16%, was primarily attributable to decreases in research and development (R&D) and sales expense. The R&D decline was driven by previously announced headcount and other cost reductions made in the third quarter while the sales expense reduction was driven by lower headcount and related costs associated with reductions made during the year, some of which have since been backfilled; and

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

•	Quarter-end cash and investments of $20.6 million, including long-term amounts, increased by $1.1 million compared to September 30, 2012, driven largely by positive operating results.

Outlook

The Company currently has the following expectations for Q1 2013:

•

Total revenue is expected to be in the range of $21 million to $23 million. Revenue is expected to be down sequentially due to several Microsoft licensing customers who bought out their annual pricing commitments in Q4 2012 and are not expected to begin ordering at normal volumes again until the second quarter; a decline in service revenue due to service projects that completed in the fourth quarter with replacement projects not expected to ramp up until the second quarter; and a large TestQuest order in Q4 that is not expected to reoccur in Q1; and

•	Cash and investments are projected to be flat, to down slightly, from December 31, 2012.

Conference Call

Management will host a conference call today, February 21, 2013, at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time). To access the call dial 1-888-846-5003, or +1 480-629-9856 for international callers, and reference “BSQUARE Corporation Fourth Quarter and Year End 2012 Earnings Conference Call.” A replay will be available for one week following the call by dialing 1-877-870-5176, or +1 858-384-5517 for international callers; reference pin number 4593174. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements relating to our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; anticipated levels of capital expenditures; future market conditions; potential sales or projects in our pipeline; and expectations for specific customers, geographies or products. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies for our service offerings, third-party products, and our proprietary products such as TestQuest; our ability to execute our international expansion strategies; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; our success in integrating acquisitions such as MPC Data; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

#

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$9,903	$8,505
Short-term investments	9,826	9,619
Accounts receivable, net of allowance for doubtful accounts of $200 at December 31, 2012 and $311 at December 31, 2011	16,095	13,403
Deferred tax assets	296	520
Prepaid expenses and other current assets	858	1,281

Total current assets	36,978	33,328
Equipment, furniture and leasehold improvements, net	759	1,037
Restricted cash	875	875
Deferred tax assets	2,255	2,302
Intangible assets, net	1,069	1,390
Goodwill	3,738	3,738
Other non-current assets	117	122

Total assets	$45,791	$42,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$11,099	$8,460
Accounts payable	553	695
Other accrued expenses	1,732	2,330
Accrued compensation	2,205	2,645
Deferred revenue	837	1,233

Total current liabilities	16,426	15,363
Deferred tax liability	206	210
Deferred rent	154	184
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 11,065,217 shares issued and outstanding at December 31, 2012 and 10,874,050 shares issued and outstanding at December 31, 2011	128,474	127,318
Accumulated other comprehensive loss	(733)	(631)
Accumulated deficit	(98,736)	(99,652)

Total shareholders’ equity	29,005	27,035

Total liabilities and shareholders’ equity	$45,791	$42,792

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011
Revenue:
Software	$75,840	$68,310
Service	25,554	28,533

Total revenue	101,394	96,843

Cost of revenue:
Software	61,112	55,110
Service	21,223	22,284

Total cost of revenue	82,335	77,394

Gross profit	19,059	19,449

Operating expenses:
Selling, general and administrative	14,281	16,667
Research and development	3,599	3,833

Total operating expenses	17,880	20,500

Income (loss) from operations	1,179	(1,051)
Other income, net	103	422

Income (loss) before income taxes	1,282	(629)
Income tax benefit (expense)	(366)	166

Net income (loss)	$916	$(463)

Basic income (loss) per share	$0.08	$(0.04)

Diluted income (loss) per share	$0.08	$(0.04)

Shares used in calculation of income (loss) per share:
Basic	10,945	10,594

Diluted	11,449	10,594

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Adjusted EBITDAS:
Operating income (loss) as reported	$611	$(992)	$1,179	$(1,051)
Depreciation and amortization	235	837	993	1,436
Stock-based compensation expense	266	493	951	2,178

Adjusted EBITDAS (1)	$1,112	$338	$3,123	$2,563

(1) Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, the Company regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999